Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2023 THIRD QUARTER RESULTS

--Comps Up 3% With Every Business Posting Gains--

--E-commerce Sales Almost 75% Above Pre-Pandemic Levels--

--Gross Margin Better than Expectations--

Third Quarter Fiscal 2023 Financial Summary

•
Net sales of $604 million, an increase of 1% from last year and an increase of 12% over Q3FY20
•
Excluding the impact of lower exchange rates, net sales increased 4% for Q3FY23 compared to Q3FY22
•
Comps were up 3% with every business posting gains
•
E-commerce sales represented 18% of retail sales, flat to last year and increased from 11% of retail sales in Q3FY20
•
GAAP EPS from continuing operations was $1.66 vs $2.26 last year and $1.31 in Q3FY20
•
Non-GAAP EPS from continuing operations was $1.651 vs. $2.36 last year and $1.33 in Q3FY20
•
Repurchased $20.8 million of stock during Q3FY23, with $34.1 million remaining on the current authorization
•
Taking a more conservative approach for the fourth quarter with revised expectations for adjusted EPS of $5.50 to $5.90

NASHVILLE, Tenn., Dec. 2, 2022 --- Genesco Inc. (NYSE: GCO) today reported GAAP earnings from continuing operations per diluted share of $1.66 for the three months ended October 29, 2022, compared to $2.26 in the third quarter last year and $1.31 per diluted share three years ago, prior to the pandemic. Adjusted for the Excluded Items in all periods, the Company reported third quarter earnings from continuing operations per diluted share of $1.65, compared to $2.36 last year and $1.33 per diluted share pre-pandemic.

Mimi E. Vaughn, Genesco board chair, president and chief executive officer, said, “We are pleased that our third quarter results were largely in line with our expectations given the ongoing macroeconomic volatility. Journeys sales accelerated nicely in August and early September following a slower start to back-to-school, as our team successfully captured the demand that spiked when consumers had a reason to buy, behavior U.S. consumers have increasingly displayed in the current inflationary environment. Schuh and Johnston & Murphy’s sustained strength helped elevate constant currency sales above a very strong period a year ago. While we did a good job growing top-line and protecting gross margins during back-to-school, a sluggish start to November combined with higher industry-wide promotional activity and cost pressures has led us to adopt a more conservative view on the balance of this year. Sales have since re-accelerated with the start of the holiday season. Despite the current headwinds, I feel confident that the strong strategic positions of each of our businesses and the work we are doing to advance our footwear focused strategy have the Company well situated to continue delivering increased shareholder value over the longer-term.”

_____________________

1Excludes expenses related to the new headquarters building, net of tax effect in the third quarter of Fiscal 2023 (“Excluded Items”). A reconciliation of earnings and earnings per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings and earnings per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Thomas A. George, Genesco chief financial officer, commented, “The third quarter was highlighted by 4% constant currency revenue growth despite having 2% fewer stores compared to the prior year period. Importantly, we achieved better than expected gross margins as our trend-right merchandise offerings fueled solid full-priced selling. While we were pleased with our top line performance, wage increases and other cost pressures weighed on SG&A, leading to deleverage in the quarter. Third quarter adjusted earnings per share of $1.65 was slightly better than our expectations, down from a record $2.36 last year, but up from $1.33 in Fiscal 2020 driven by our aggressive share repurchase activity since the start of the pandemic. Based on our performance fourth quarter-to-date combined with a more cautious view of the near-term operating environment, we now expect adjusted earnings per share for Fiscal 2023 to range between $5.50 to $5.90. We believe somewhere close to the middle of the range is where we will land.”

Third Quarter Review

Net sales for the third quarter of Fiscal 2023 increased 1% to $604 million from $601 million in the third quarter of Fiscal 2022 and increased 12% from $537 million in the third quarter of Fiscal 2020, prior to the pandemic. The sales increase compared to last year was driven by increased wholesale sales and a total comparable sales increase of 3%, partially offset by foreign exchange pressure in the Schuh business resulting from the strengthening dollar. E-commerce sales increased almost 75% above pre-pandemic levels. Excluding the impact of lower exchange rates, net sales increased 4% for the third quarter of Fiscal 2023 compared to the third quarter of Fiscal 2022 despite having 30 fewer stores.

Comparable Sales

Comparable Same Store and Direct Sales:	Q3FY23	Q3FY22
Journeys Group	1%	15%
Schuh Group	3%	23%
Johnston & Murphy Group	20%	77%
Total Genesco Comparable Sales	3%	21%
Same Store Sales	2%	25%
Comparable Direct Sales	6%	7%

Overall sales for the third quarter this year compared to the third quarter of Fiscal 2022 were flat at Journeys, up 19% at Johnston & Murphy and up 14% at Licensed Brands, partially offset by a 13% decrease at Schuh. On a constant currency basis, Schuh sales were up 4% for the third quarter this year.

Third quarter gross margin this year was 48.7%, down 50 basis points compared with 49.2% for both last year and Fiscal 2020. The decrease as a percentage of sales as compared to Fiscal 2022 is due primarily to a more normalized promotional environment for all divisions, except Johnston & Murphy where inventory reserve comparisons created a reduction in margins, as well as better than anticipated loyalty program sign-ups at Schuh as new members used their sign-up incentives.

Selling and administrative expense for the third quarter this year increased 250 basis points as a percentage of sales compared with last year and increased 10 basis points compared with Fiscal 2020. Adjusted selling and administrative expense for the third quarter this year increased 270 basis points as a percentage of sales compared with last year and increased 10 basis points compared with Fiscal 2020. The increase as compared to Fiscal 2022 is due in large part to one-time benefits for rent credits and government relief in the third quarter last year. Excluding these one-time benefits last year, deleverage in marketing expenses, compensation expense and selling salaries more than offset leverage from decreased occupancy and performance-based compensation expenses.

Genesco’s GAAP operating income for the third quarter was $26.1 million, or 4.3% of sales this year, compared with $43.8 million, or 7.3% of sales in the third quarter last year, and $25.9 million, or 4.8% of sales in the third quarter of Fiscal 2020. Adjusted for the Excluded Items in all periods, operating income for the third quarter was $26.3 million this year compared to $45.2 million last year and $26.7 million in the third quarter of Fiscal 2020. Adjusted operating margin was 4.4% of sales in the third quarter of Fiscal 2023, 7.5% in the third quarter last year and 5.0% in the third quarter of Fiscal 2020.

The effective tax rate for the quarter was 18.7% in Fiscal 2023 compared to 23.5% in the third quarter last year and 25.4% in the third quarter of Fiscal 2020. The adjusted tax rate, reflecting Excluded Items, was 19.6% in the third quarter of Fiscal 2023 compared to 22.7% in the third quarter of last year and 26.2% in the third quarter of Fiscal 2020. The lower adjusted tax rate for the third quarter this year as compared to the third quarter last year reflects a reduction in the effective tax rate the Company expects for jurisdictions in which it is profitable.

GAAP earnings from continuing operations were $20.4 million in the third quarter of Fiscal 2023, compared to $33.0 million in the third quarter last year and $19.0 million in the third quarter of Fiscal 2020.

Adjusted for the Excluded Items in all periods, third quarter earnings from continuing operations were $20.4 million, or $1.65 per share, in Fiscal 2023, compared to $34.5 million, or $2.36 per share, in the third quarter of last year and $19.4 million, or $1.33 per share, in the third quarter of Fiscal 2020.

Cash, Borrowings and Inventory

Cash at October 29, 2022 was $32.1 million, compared with $282.8 million at October 30, 2021. Total debt at the end of the third quarter of Fiscal 2023 was $89.4 million compared with $15.6 million at the end of last year’s third quarter. The $324 million decrease in net cash position over the past 12 months enabled us to reinvest in our business for growth by replenishing inventory totaling $207 million and returning significant capital to shareholders totaling $127 million. Inventories increased 66% in the third quarter of Fiscal 2023 on a year-over-year basis, as outsized stimulus demand and supply chain limitations resulted in extremely low inventory last year. Inventories increased 19% this year when compared to the third quarter of Fiscal 2020, prior to the pandemic. `

Capital Expenditures and Store Activity

For the third quarter, capital expenditures were $11 million, related primarily to investments in retail stores and digital and omnichannel initiatives. Depreciation and amortization was $11 million. During the quarter, the Company opened three stores and closed eleven stores. The Company ended the quarter with 1,404 stores compared with 1,434 stores at the end of the third quarter last year, or a decrease of 2%. Square footage was down 2% on a year-over-year basis.

Share Repurchases

The Company repurchased 451,343 shares during the third quarter of Fiscal 2023 at a cost of $20.8 million or an average of $46.01 per share. The Company currently has $34.1 million remaining on its expanded share repurchase authorization announced in February 2022.

Fiscal 2023 Outlook

The Company revises its Fiscal 2023 full year guidance:

•
Sales are now expected to be down 1% to 2%, compared to Fiscal 2022, versus prior guidance of down 3% to flat.
•
Adjusted diluted earnings per share from continuing operations in the range of $5.50 to $5.902, with an expectation that adjusted diluted earnings per share for the year will be near the mid-point of the range, versus the prior expectation for adjusted diluted earnings per share to be near the mid-point of $6.25 to $7.00.

Please refer to the Q3FY23 conference call and Q3FY23 Summary Results presentation for details regarding guidance assumptions.

ESG Report

Genesco recently published its inaugural ESG Report on www.genesco.com outlining the Company’s most recent ESG work, policies and metrics.

Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of third quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on December 2, 2022, at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

2A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Safe Harbor Statement

This release contains forward-looking statements, including those regarding future sales, earnings, operating income, gross margins, expenses, capital expenditures, depreciation and amortization, tax rates, stores openings and closures, ESG progress and all other statements not addressing solely historical facts or present conditions. Forward-looking statements are usually identified by or are associated with such words as “intend,” “expect,” “feel,” “believe,” “anticipate,” “optimistic” and similar terminology. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to projections reflected in forward-looking statements, including those resulting from the effects of COVID-19 on the Company’s business, including COVID-19 case spikes in locations in which the Company operates, additional stores closures due to COVID-19, weakness in store and shopping mall traffic, restrictions on operations imposed by government entities and/or landlords, changes in public safety and health requirements, and limitations on the Company’s ability to adequately staff and operate stores. Differences from expectations could also result from stores closures and effects on the business as a result of civil disturbances; the level and timing of promotional activity necessary to maintain inventories at appropriate levels; our ability to pass on price increases to our customers; the imposition of tariffs on product imported by the Company or its vendors as well as the ability and costs to move production of products in response to tariffs; the Company’s ability to obtain from suppliers products that are in-demand on a timely basis and effectively manage disruptions in product supply or distribution, including disruptions as a result of COVID-19 or geopolitical events; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, impacts of the Russia-Ukraine war, and other sources of market weakness in the U.K. and Republic of Ireland; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; wage pressure in the U.S. and the U.K.; weakness in the consumer economy and retail industry; competition and fashion trends in the Company's markets; risks related to the potential for terrorist events; risks related to public health and safety events; changes in buying patterns by significant wholesale customers; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could cause differences from expectations include the ability to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; the Company’s ability to realize anticipated cost savings, including rent savings; the amount and timing of share repurchases;

the Company’s ability to achieve expected digital gains and gain market share; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets, operating lease right of use assets or intangible assets or other adverse financial consequences and the timing and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; our ability to meet our sustainability, stewardship, emission and diversity, equity and inclusion related ESG projections, goals and commitments; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; the Company’s ability to realize any anticipated tax benefits in both the amount and timeframe anticipated; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, the Company’s SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via the Company’s website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer and branded company, sells footwear and accessories in more than 1,400 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.littleburgundyshoes.com, www.schuh.co.uk, www.schuh.ie, www.schuh.eu, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.nashvilleshoewarehouse.com, and www.dockersshoes.com. In addition, Genesco sells footwear at wholesale under its Johnston & Murphy brand, the licensed Levi’s brand, the licensed Dockers brand, the licensed Bass brand, and other brands. Genesco is committed to progress in its diversity, equity and inclusion efforts, and the Company's environmental, social and governance stewardship. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Financial Contact Genesco Media Contact

Thomas A. George Claire S. McCall

(615) 367-7465 (615) 367-8283

tgeorge@genesco.com cmccall@genesco.com

Darryl MacQuarrie

(615) 367-7672

dmacquarrie@genesco.com

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Quarter 3		Quarter 3
	October 29, 2022	% of Net Sales	October 30, 2021	% of Net Sales
Net sales	$603,788	100.0%	$600,546	100.0%
Cost of sales	309,981	51.3%	305,345	50.8%
Gross margin	293,807	48.7%	295,201	49.2%
Selling and administrative expenses	267,734	44.3%	251,131	41.8%
Asset impairments and other, net	—	0.0%	314	0.1%
Operating income	26,073	4.3%	43,756	7.3%
Other components of net periodic benefit cost	50	0.0%	55	0.0%
Interest expense, net	906	0.2%	585	0.1%
Earnings from continuing operations before income taxes	25,117	4.2%	43,116	7.2%
Income tax expense	4,693	0.8%	10,135	1.7%
Earnings from continuing operations	20,424	3.4%	32,981	5.5%
Loss from discontinued operations, net of tax	(48)	0.0%	(86)	0.0%
Net Earnings	$20,376	3.4%	$32,895	5.5%
Basic earnings per share:
Before discontinued operations	$1.68		$2.30
Net earnings	$1.68		$2.30
Diluted earnings per share:
Before discontinued operations	$1.66		$2.26
Net earnings	$1.65		$2.25
Weighted-average shares outstanding:
Basic	12,138		14,314
Diluted	12,326		14,616

GENESCO INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 29, 2022	% of Net Sales	October 30, 2021	% of Net Sales
Net sales	$1,659,868	100.0%	$1,694,424	100.0%
Cost of sales	860,303	51.8%	869,039	51.3%
Gross margin	799,565	48.2%	825,385	48.7%
Selling and administrative expenses	756,318	45.6%	743,147	43.9%
Asset impairments and other, net	(154)	0.0%	10,054	0.6%
Operating income	43,401	2.6%	72,184	4.3%
Other components of net periodic benefit cost	198	0.0%	72	0.0%
Interest expense, net	1,608	0.1%	1,931	0.1%
Earnings from continuing operations before income taxes	41,595	2.5%	70,181	4.1%
Income tax expense	8,551	0.5%	17,432	1.0%
Earnings from continuing operations	33,044	2.0%	52,749	3.1%
Loss from discontinued operations, net of tax	(78)	0.0%	(39)	0.0%
Net Earnings	$32,966	2.0%	$52,710	3.1%
Basic earnings per share:
Before discontinued operations	$2.61		$3.69
Net earnings	$2.61		$3.68
Diluted earnings per share:
Before discontinued operations	$2.56		$3.60
Net earnings	$2.56		$3.60
Weighted-average shares outstanding:
Basic	12,637		14,313
Diluted	12,901		14,643

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Quarter 3		Quarter 3
	October 29, 2022	% of Net Sales	October 30, 2021	% of Net Sales
Sales:
Journeys Group	$380,619	63.0%	$379,927	63.3%
Schuh Group	104,809	17.4%	119,791	19.9%
Johnston & Murphy Group	79,614	13.2%	66,835	11.1%
Licensed Brands	38,746	6.4%	33,993	5.7%
Net Sales	$603,788	100.0%	$600,546	100.0%
Operating income (loss):
Journeys Group	$27,083	7.1%	$43,403	11.4%
Schuh Group	5,912	5.6%	9,701	8.1%
Johnston & Murphy Group	3,494	4.4%	1,641	2.5%
Licensed Brands	(1,927)	-5.0%	(132)	-0.4%
Corporate and Other(1)	(8,489)	-1.4%	(10,857)	-1.8%
Operating income	26,073	4.3%	43,756	7.3%
Other components of net periodic benefit cost	50	0.0%	55	0.0%
Interest, net	906	0.2%	585	0.1%
Earnings from continuing operations before income taxes	25,117	4.2%	43,116	7.2%
Income tax expense	4,693	0.8%	10,135	1.7%
Earnings from continuing operations	20,424	3.4%	32,981	5.5%
Loss from discontinued operations, net of tax	(48)	0.0%	(86)	0.0%
Net Earnings	$20,376	3.4%	$32,895	5.5%

(1)
Includes a $0.3 million charge in the third quarter of Fiscal 2022 which includes $0.2 million for asset impairments and $0.1 million for professional fees related to the actions of a shareholder activist.

GENESCO INC.

Sales/Earnings Summary by Segment

(in thousands)

(Unaudited)

	Nine Months Ended		Nine Months Ended
	October 29, 2022	% of Net Sales	October 30, 2021	% of Net Sales
Sales:
Journeys Group	$1,016,396	61.2%	$1,102,750	65.1%
Schuh Group	294,486	17.7%	294,581	17.4%
Johnston & Murphy Group	225,448	13.6%	176,756	10.4%
Licensed Brands	123,538	7.4%	120,337	7.1%
Net Sales	$1,659,868	100.0%	$1,694,424	100.0%
Operating income (loss):
Journeys Group	$51,235	5.0%	$106,895	9.7%
Schuh Group	5,260	1.8%	9,477	3.2%
Johnston & Murphy Group	7,256	3.2%	2,412	1.4%
Licensed Brands	2,551	2.1%	3,420	2.8%
Corporate and Other(1)	(22,901)	-1.4%	(50,020)	-3.0%
Operating income	43,401	2.6%	72,184	4.3%
Other components of net periodic benefit cost	198	0.0%	72	0.0%
Interest, net	1,608	0.1%	1,931	0.1%
Earnings from continuing operations before income taxes	41,595	2.5%	70,181	4.1%
Income tax expense	8,551	0.5%	17,432	1.0%
Earnings from continuing operations	33,044	2.0%	52,749	3.1%
Loss from discontinued operations, net of tax	(78)	0.0%	(39)	0.0%
Net Earnings	$32,966	2.0%	$52,710	3.1%

(1)
Includes a $0.2 million gain in the first nine months of Fiscal 2023 which includes a $0.7 million gain on the termination of the pension plan, partially offset by $0.5 million for asset impairments. Includes a $10.0 million charge in the first nine months of Fiscal 2022 which includes $8.6 million for professional fees related to the actions of a shareholder activist and $2.0 million for asset impairments, partially offset by a $0.6 million insurance gain.

GENESCO INC.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	October 29, 2022	October 30, 2021
Assets
Cash	$32,113	$282,764
Accounts receivable	48,670	36,991
Inventories	563,490	339,198
Other current assets(1)	37,575	85,476
Total current assets	681,848	744,429
Property and equipment	221,207	207,489
Operating lease right of use assets	483,403	573,842
Goodwill and other intangibles	64,111	69,456
Non-current prepaid income taxes	52,319	—
Other non-current assets	34,105	21,593
Total Assets	$1,536,993	$1,616,809

Liabilities and Equity
Accounts payable	$223,404	$196,024
Current portion long-term debt	3,484	—
Current portion operating lease liabilities	136,294	144,453
Other current liabilities	82,193	133,569
Total current liabilities	445,375	474,046
Long-term debt	85,904	15,610
Long-term operating lease liabilities	413,096	490,330
Other long-term liabilities	33,275	44,399
Equity	559,343	592,424
Total Liabilities and Equity	$1,536,993	$1,616,809

(1) Includes prepaid income taxes of $13.3 million and $58.5 million at October 29, 2022 and October 29, 2021, respectively.

GENESCO INC.

Store Count Activity

	Balance 01/30/21	Open	Close	Balance 01/29/22	Open	Close	Balance 10/29/22
Journeys Group	1,159	5	29	1,135	8	20	1,123
Schuh Group	123	0	0	123	2	3	122
Johnston & Murphy Group	178	1	12	167	1	9	159
Total Retail Stores	1,460	6	41	1,425	11	32	1,404

GENESCO INC.

Store Count Activity

	Balance 07/30/22	Open	Close	Balance 10/29/22
Journeys Group	1,131	2	10	1,123
Schuh Group	122	1	1	122
Johnston & Murphy Group	159	0	0	159
Total Retail Stores	1,412	3	11	1,404

GENESCO INC.

Comparable Sales(1)

	Quarter 3		Nine Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Journeys Group	1%	15%	NA	NA
Schuh Group	3%	23%	NA	NA
Johnston & Murphy Group	20%	77%	NA	NA
Total Comparable Sales	3%	21%	NA	NA
Same Store Sales	2%	25%	NA	NA
Comparable Direct Sales	6%	7%	-9%	4%

(1)
As a result of store closures during Fiscal 2021 and the first quarter of Fiscal 2022 in response to the COVID-19 pandemic and the Company's policy of removing any store closed for seven consecutive days from comparable sales, the Company has not included comparable sales for the nine months of Fiscal 2023 and Fiscal 2022, except for comparable direct sales, as it felt that overall sales was a more meaningful metric during those periods.

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Three Months Ended October 29, 2022, October 30, 2021 and November 2, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Quarter 3			Quarter 3			Quarter 3
	October 29, 2022			October 30, 2021			November 2, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$20,424	$1.66		$32,981	$2.26		$18,979	$1.31
Asset impairments and other adjustments:
Asset impairment charges	$—	(3)	0.00	$225	162	0.01	$799	633	0.04
Fees related to shareholder activist	—	(2)	0.00	89	85	0.00	—	—	0.00
Expenses related to new HQ building	257	200	0.01	1,157	824	0.06	—	—	0.00
Insurance gain	—	—	0.00	—	(1)	0.00	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	—	3	0.00
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	—	(3)	0.00
Total asset impairments and other adjustments	$257	195	0.01	$1,471	1,070	0.07	$799	633	0.04
Income tax expense adjustments:
Tax impact share based awards		28	0.00		—	0.00		—	0.00
Other tax items		(251)	(0.02)		419	0.03		(245)	(0.02)
Total income tax expense adjustments		(223)	(0.02)		419	0.03		(245)	(0.02)
Adjusted earnings from continuing operations (1) and (2)		$20,396	$1.65		$34,470	$2.36		$19,367	$1.33

(1)
The adjusted tax rate for the third quarter of Fiscal 2023, 2022 and 2020 is 19.6%, 22.7% and 26.2%, respectively.

(2)
EPS reflects 12.3 million, 14.6 million and 14.5 million share count for the third quarter of Fiscal 2023, 2022 and 2020, respectively, which includes common stock equivalents in all periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Three Months Ended October 29, 2022, October 30, 2021 and November 2, 2019

	Quarter 3 -October 29, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$27,083	$—	$27,083
Schuh Group	5,912	—	5,912
Johnston & Murphy Group	3,494	—	3,494
Licensed Brands	(1,927)	—	(1,927)
Corporate and Other	(8,489)	257	(8,232)
Total Operating Income	$26,073	$257	$26,330
% of sales	4.3%		4.4%

	Quarter 3 - October 30, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$43,403	$—	$43,403
Schuh Group	9,701	—	9,701
Johnston & Murphy Group	1,641	—	1,641
Licensed Brands	(132)	—	(132)
Corporate and Other	(10,857)	1,471	(9,386)
Total Operating Income	$43,756	$1,471	$45,227
% of sales	7.3%		7.5%

	Quarter 3 - November 2, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$28,955	$—	$28,955
Schuh Group	4,369	—	4,369
Johnston & Murphy Group	3,715	—	3,715
Licensed Brands	(27)	—	(27)
Corporate and Other	(11,069)	799	(10,270)
Total Operating Income	$25,943	$799	$26,742
% of sales	4.8%		5.0%

	Quarter 3
In Thousands	October 29, 2022	October 30, 2021	November 2, 2019
Selling and administrative expenses, as reported	$267,734	$251,131	$237,460

Expenses related to new HQ building	(257)	(1,157)	—
Total adjustments	(257)	(1,157)	—
Adjusted selling and administrative expenses	267,477	249,974	237,460
% of sales	44.3%	41.6%	44.2%

Schedule B

Genesco Inc.

Adjustments to Reported Earnings from Continuing Operations

Nine Months Ended October 29, 2022, October 30, 2021 and November 2, 2019

The Company believes that disclosure of earnings and earnings per share from continuing operations and operating income adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

	Nine Months			Nine Months			Nine Months
	October 29, 2022			October 30, 2021			November 2, 2019
In Thousands (except per share amounts)	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts	Pretax	Net of Tax	Per Share Amounts
Earnings from continuing operations, as reported		$33,044	$2.56		$52,749	$3.60		$26,242	$1.63
Asset impairments and other adjustments:
Asset impairment charges	$541	454	0.04	$2,049	1,688	0.12	$1,837	1,296	0.08
Gain on pension termination	(695)	(520)	(0.04)	—	—	0.00	—	—	0.00
Fees related to shareholder activist	—	—	0.00	8,583	6,078	0.42	—	—	0.00
Expenses related to new HQ building	2,545	1,905	0.15	2,911	2,061	0.14	—	—	0.00
Insurance gain	—	—	0.00	(578)	(409)	(0.03)	—	—	0.00
Loss on lease terminations	—	—	0.00	—	—	0.00	44	31	0.00
Gain on Hurricane Maria	—	—	0.00	—	—	0.00	(38)	(27)	0.00
Total asset impairments and other adjustments	$2,391	1,839	0.15	$12,965	9,418	0.65	$1,843	1,300	0.08
Income tax expense adjustments:
Tax impact share based awards		(635)	(0.05)		(1,747)	(0.12)		(54)	0.00
Other tax items		(250)	(0.02)		1,015	0.07		244	0.01
Total income tax expense adjustments		(885)	(0.07)		(732)	(0.05)		190	0.01
Adjusted earnings from continuing operations (1) and (2)		$33,998	$2.64		$61,435	$4.20		$27,732	$1.72

(1)
The adjusted tax rate for the first nine months of Fiscal 2023, 2022 and 2020 is 22.7%, 26.1% and 29.5%, respectively.

(2)
EPS reflects 12.9 million, 14.6 million and 16.1 million share count for the first nine months of Fiscal 2023, 2022 and 2020, respectively, which includes common stock equivalents in all periods.

Schedule B

Genesco Inc.

Adjustments to Reported Operating Income and Selling and Administrative Expenses

Nine Months Ended October 29, 2022, October 30, 2021 and November 2, 2019

	Nine Months October 29, 2022
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$51,235	$—	$51,235
Schuh Group	5,260	—	5,260
Johnston & Murphy Group	7,256	—	7,256
Licensed Brands	2,551	—	2,551
Corporate and Other	(22,901)	2,391	(20,510)
Total Operating Income	$43,401	$2,391	$45,792
% of sales	2.6%		2.8%

	Nine Months October 30, 2021
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$106,895	$—	$106,895
Schuh Group	9,477	—	9,477
Johnston & Murphy Group	2,412	—	2,412
Licensed Brands	3,420	—	3,420
Corporate and Other	(50,020)	12,965	(37,055)
Total Operating Income	$72,184	$12,965	$85,149
% of sales	4.3%		5.0%

	Nine Months November 2, 2019
In Thousands	Operating Income (Loss)	Asset Impair & Other Adj	Adj Operating Income (Loss)
Journeys Group	$59,260	$—	$59,260
Schuh Group	(1,020)	—	(1,020)
Johnston & Murphy Group	10,339	—	10,339
Licensed Brands	151	—	151
Corporate and Other	(30,741)	1,843	(28,898)
Total Operating Income	$37,989	$1,843	$39,832
% of sales	2.5%		2.6%

	Nine Months
In Thousands	October 29, 2022	October 30, 2021	November 2, 2019
Selling and administrative expenses, as reported	$756,318	$743,147	$705,811

Expenses related to new HQ building	(2,545)	(2,911)	—
Total adjustments	(2,545)	(2,911)	—
Adjusted selling and administrative expenses	753,773	740,236	705,811
% of sales	45.4%	43.7%	46.5%

Schedule B

Genesco Inc.

Adjustments to Forecasted Earnings from Continuing Operations

Fiscal Year Ending January 28, 2023

In millions (except per share amounts)	High Guidance Fiscal 2023		Low Guidance Fiscal 2023
	Net of Tax	Per Share	Net of Tax	Per Share
Forecasted earnings from continuing operations	$72.9	$5.74	$67.4	$5.31
Asset impairments and other adjustments:
Asset impairments and other matters	0.2	0.01	0.6	0.04
New building costs	1.9	0.15	1.9	0.15
Total asset impairments and other adjustments (1)	2.1	0.16	2.5	0.19
Adjusted forecasted earnings from continuing operations (2)	$75.0	$5.90	$69.9	$5.50

(1)
All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2023 is approximately 25%.
(2)
EPS reflects 12.7 million share count for Fiscal 2023 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.